CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 29, 2008 relating to AllianceBernstein High Income Fund, Inc. (formerly, AllianceBernstein Emerging Market Debt Fund, Inc.) for the fiscal year ended October 31, 2008 which is incorporated by reference in this Post Effective Amendment No. 28 Registration Statement (Form N-1A No. 811-08188) of AllianceBernstein High Income Fund, Inc.




                                                           ERNST & YOUNG LLP



New York, New York
January 27, 2009